As filed with the Securities and Exchange Commission on December 2, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDIWARE INFORMATION SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)		11-2209324 (I.R.S. Employer Identification No.)

11711 West 79th Street Lenexa, Kansas 66214
(Address, including Zip Code, of Principal Executive Offices)

Mediware Information Systems, Inc. 2011 Equity Incentive Plan

(Full Title of the Plan)

with copies to:

Robert C. Weber	Alexander Lourie
Senior Vice President, Chief Legal Officer, General Counsel	William E. Turner II
and Secretary	Barack Ferrazzano Kirschbaum &
Mediware Information Systems, Inc.	Nagelberg LLP
11711 West 79th Street	200 West Madison Street Suite 3900
Lenexa, Kansas 66214	Illinois 60606
(913) 307-1000	(312) 984-3100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer  ☐            Accelerated filer  ☐            Non-accelerated filer  ☐            Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.10 par value per share, issuable under the Mediware Information Systems, Inc. 2011 Equity Incentive Plan	2,000,000 shares	$13.78(3)	$27,560,000(3)	$3,160(3)

(1)
This Registration Statement covers, in addition to the common stock of Mediware Information Systems, Inc., $0.10 par value per share (“Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement.

(2)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares or other securities issuable pursuant to the Mediware Information Systems, Inc. 2011 Equity Incentive Plan (the “Plan”) described herein as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(3)
Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and the low prices of the registrant’s Common Stock on November 29, 2011, as reported on the NASDAQ Stock Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) is included in documents sent or given to the participants in the plan as specified by Rule 428(b)(1) under the Securities Act.  These documents need not be filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of Mediware Information Systems, Inc. (the “Company”) filed with the SEC are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended June 30, 2011, filed on September 7, 2011 (SEC File No. 001-10768);

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed on November 2, 2011 (SEC File No. 001-10768);

(c)	The Company’s Current Reports on Form 8-K, filed on November 15, 2011 and December 2, 2011 (SEC File No. 001-10768); and

(d)
The description of the Company’s Common Stock contained in its Current Report on Form 8-K, filed with the SEC on December 2, 2011 (SEC File No. 001-10768), including any amendments or reports filed for the purposes of updating such description.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

We will provide, without charge, to each person to whom the prospectus is delivered a copy of these filings upon written or oral request to Mediware Information Systems, Inc., 1900 Spring Road, Suite 450, Oak Brook, Illinois 60523 Attention: Robert C. Weber, telephone number (630) 218-2705.

Item 4.              Description of Securities.

Not Applicable.

Item 5.              Interests of Named Experts and Counsel.

Not applicable.

Item 6.              Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Business Corporation Law of the State of New York (the “NYBCL”) and our Restated Certificate of Incorporation and By-Laws, as these provisions relate to our obligation and ability to indemnify our directors and officers in certain circumstances.  The Restated Certificate of Incorporation and the By-Laws of Mediware are incorporated by reference to Exhibit 4 to our Registration Statement on Form S-8, filed on July 3, 1996, and to Exhibit 3.3 to our Annual Report on Form 10-K, filed on September 7, 2011, respectively.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, related to such person’s service to the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action related to such person’s service to the corporation, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 723 of the NYBCL specifies the manner in which payment of indemnification permitted under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723 of the NYBCL.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL provides that expenses which were advanced to a person in defending a civil or criminal action in connection with services performed as an officer and director shall be returned if it is ultimately determined that such person was not entitled to indemnification.

Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Article TENTH of our Restated Certificate of Incorporation and Article X of our By-Laws each provide that we shall indemnify, to the fullest extent permitted by the NYBCL, a current or former director or officer made, or threatened to be made, a party to an action, whether civil or criminal, related to such person’s service to Mediware, including a derivative action, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action.

The directors and officers of Mediware are entitled to the benefits of liability insurance maintained by Mediware for certain losses arising from claims or charges made against any officer or director in connection with his or her service in such capacity.  The purchase and maintenance of this insurance is authorized by Article TENTH of our Restated Certificate of Incorporation and Article X of our By-Laws.   Article X of the By-Laws further permits Mediware to enter into contracts with directors and officers in furtherance of the indemnification provisions of the By-Laws.  In addition, Article X of the By-laws requires Mediware to advance all reasonable expenses incurred by a director or officer in connection with an action related to such person’s service to Mediware.

Article TENTH of our Restated Certificate of Incorporation and Article X of our By-Laws each provide that the right of indemnification conferred by our Restated Certification of Incorporation and our By-Laws is not exclusive of any other rights to which a director of officer may be entitled, whether provided by law or contained in the Restated Certificate of Incorporation or By-Laws, or a resolution of shareholders, a resolution of directors, or an agreement providing for such indemnification or otherwise.

Item 7.              Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibits

4.1	Mediware Information Systems, Inc. 2011 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed on December 2, 2011)

5.1	Opinion of Wilk Auslander LLP

23.1	Consent of EisnerAmper LLP

23.2	Consent of Wilk Auslander LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

Item 9.    Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that provisions (i) and (ii) of this undertaking are inapplicable if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on the 2nd day of December 2011.

MEDIWARE INFORMATION SYSTEMS, INC.

By:	/s/ T. Kelly Mann
T. Kelly Mann
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned members of the Board of Directors and officers of Mediware Information Systems, Inc. do hereby constitute and appoint each of T. Kelly Mann, Michael Martens and Robert C. Weber, or any of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as manager or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act and any rules, regulations and requirements of the SEC, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the capacity indicated below, any and all amendments (including post-effective amendments) hereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agent, or either of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ T. Kelly Mann	President, Chief Executive Officer and Director	December 2, 2011
T. Kelly Mann	(Principal Executive Officer)
/s/ Michael Martens	Chief Financial Officer (Principal Financial and	December 2, 2011
Michael Martens	Accounting Officer)
/s/ Lawrence Auriana	Director	December 2, 2011
Lawrence Auriana
	Director	December 2, 2011
Roger Clark
/s/ Philip Coelho	Director	December 2, 2011
Philip Coelho
	Director	December 2, 2011
Dr. John Gorman
/s/ The Honorable Richard Greco	Director	December 2, 2011
The Honorable Richard Greco
	Director	December 2, 2011
Ira Nordlicht
/s/ Robert Sanville	Director	December 2, 2011
Robert Sanville

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

4.1	Mediware Information Systems, Inc. 2011 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Current on Form 8-K, filed on December 2, 2011)

5.1	Opinion of Wilk Auslander LLP

23.1	Consent of EisnerAmper LLP

23.2	Consent of Wilk Auslander LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)